Exhibit 9.1
VOTING AND EXCHANGE TRUST AGREEMENT
     VOTING AND EXCHANGE AGREEMENT (the “Agreement”) made as of the • day of •, 2011.
AMONG:
MAGNUM HUNTER RESOURCES CORPORATION, a corporation existing under the laws of the State of Delaware (hereinafter referred to as “Acquiror”),
- and -
MHR EXCHANGECO CORPORATION, a corporation existing under the laws of the Province of Alberta (hereinafter referred to as “ExchangeCo”),
- and -
[•] TRUST COMPANY, a Canadian trust company incorporated under the laws of [•] (hereinafter referred to as the “Trustee”),
     WHEREAS, in connection with the Arrangement Agreement (as defined herein), ExchangeCo may be required to issue Exchangeable Shares to certain holders of Class A shares in the capital of NuLoch Resources Inc. (“NuLoch”), a corporation existing under the laws of Alberta, pursuant to the Plan of Arrangement contemplated in the Arrangement Agreement;
     AND WHEREAS, pursuant to the Arrangement Agreement, Acquiror and ExchangeCo have agreed to execute a voting and exchange trust agreement substantially in the form of this Agreement;
     NOW, THEREFORE, in consideration of the respective covenants and agreements provided in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:
ARTICLE 1
INTERPRETATION
1.1 Definitions
     In this Agreement, unless the context otherwise requires, the following terms shall have the following meanings respectively:
“ABCA” means the Business Corporations Act (Alberta), as the same has been and may hereafter from time to time be amended;
“Acquiror Shares” means the shares of common stock, par value U.S.$0.01 per share, of Acquiror;
“Acquiror Control Transaction” has the meaning ascribed thereto in the Exchangeable Share Provisions;
“Acquiror Consent” has the meaning ascribed thereto in Section 4.2;

“Acquiror Meeting” has the meaning ascribed thereto in Section 4.2;
“Acquiror Special Voting Stock” means one share of preferred stock of Acquiror to which that number of voting rights attach (each such voting right to be equal to the voting rights attached to one Acquiror Common Share) equal to the number of outstanding Exchangeable Shares held by Beneficiaries;
“Acquiror Successor” has the meaning ascribed thereto in Subsection 10.1(a);
“Affiliate” has the meaning ascribed thereto in the Securities Act, unless otherwise expressly stated herein;
“Arrangement” means the arrangement under section 193 of the ABCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Article 6 of the Plan of Arrangement and Section 8.4 of the Arrangement Agreement or made at the direction of the Court;
“Arrangement Agreement” means the arrangement agreement made as of January 19, 2011 among Acquiror, ExchangeCo and NuLoch, as amended, supplemented and/or restated in accordance therewith prior to the date hereof, providing for, among other things, the Arrangement;
“Automatic Exchange Rights” means the benefit of the obligation of Acquiror to effect the automatic exchange of Exchangeable Shares for Acquiror Shares pursuant to Section 5.12;
“Beneficiaries” means the registered holders from time to time of Exchangeable Shares, other than Acquiror and its Affiliates;
“Beneficiary Votes” has the meaning ascribed thereto in Section 4.2;
“Business Day” means a day, other than a Saturday, Sunday or statutory holiday, when banks are generally open in Calgary, Alberta and Dallas, Texas for the transaction of banking business;
“CallCo” means MHR Callco Corporation, a corporation existing under the laws of the Province of Alberta;
“Change of Law Call Right” has the meaning ascribed thereto in the Plan of Arrangement;
“Court” has the meaning ascribed thereto in the Plan of Arrangement;
“Effective Date” means the date the Arrangement is effective under the ABCA;
“Equivalent Vote Amount” means, with respect to any matter, proposition or question on which holders of Acquiror Shares are entitled to vote, consent or otherwise act, the number of votes to which a holder of one Acquiror Common Share is entitled with respect to such matter, proposition or question;
“Exchange Right” has the meaning ascribed thereto in Section 5.1;

“Exchangeable Shares” means the non-voting exchangeable shares in the capital of ExchangeCo, having substantially the rights, privileges, restrictions and conditions set out in Schedule “A” to the Plan of Arrangement;
“Exchangeable Share Consideration” has the meaning ascribed thereto in the Exchangeable Share Provisions;
“Exchangeable Share Price” has the meaning ascribed thereto in the Exchangeable Share Provisions;
“Exchangeable Share Provisions” means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares;
“Final Order” means the final order of the Court approving the Arrangement as such order may be amended by the Court at any time prior to the date hereof or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed;
“Indemnified Parties” has the meaning ascribed thereto in Section 8.1;
“Insolvency Event” means: (i) the institution by ExchangeCo of any proceeding to be adjudicated a bankrupt or insolvent or to be wound up, or the consent of ExchangeCo to the institution of bankruptcy, insolvency or winding-up proceedings against it; or (ii) the filing of a petition, answer or consent seeking dissolution or winding-up under any bankruptcy, insolvency or analogous laws, including the Companies Creditors’ Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), and the failure by ExchangeCo to contest in good faith any such proceedings commenced in respect of ExchangeCo within 30 days of becoming aware thereof, or the consent by ExchangeCo to the filing of any such petition or to the appointment of a receiver; or (iii) the making by ExchangeCo of a general assignment for the benefit of creditors, or the admission in writing by ExchangeCo of its inability to pay its debts generally as they become due; or (iv) ExchangeCo not being permitted, pursuant to solvency requirements of applicable law, to redeem any Retracted Shares pursuant to Section 6.6 of the Exchangeable Share Provisions;
“Liquidation Call Right” has the meaning ascribed thereto in the Plan of Arrangement;
“Liquidation Event” has the meaning ascribed thereto in Subsection 5.12(b);
“Liquidation Event Effective Time” has the meaning ascribed thereto in Subsection 5.12(c);
“List” has the meaning ascribed thereto in Section 4.6;
“NuLoch” means NuLoch Resources Inc., a corporation existing under the laws of the Province of Alberta;
“Officer’s Certificate” means, with respect to Acquiror or ExchangeCo, as the case may be, a certificate signed by any one of the authorized signatories of Acquiror or ExchangeCo, as the case may be;
“person” includes any individual, firm, partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, government body, syndicate or other entity, whether or not having legal status;
“Plan of Arrangement” means the plan of arrangement substantially in the form and content of Exhibit B annexed to the Arrangement Agreement and any amendments or variations thereto made in accordance with Section 8.4 of the Arrangement Agreement or Article 6 of the Plan of Arrangement or made at the direction of the Court in the Final Order;
“Redemption Call Right” has the meaning ascribed thereto in the Plan of Arrangement;
“Redemption Date” has the meaning ascribed thereto in the Exchangeable Share Provisions;
“Retracted Shares” has the meaning ascribed thereto in Section 5.7;
“Retraction Call Right” has the meaning ascribed thereto in the Exchangeable Share Provisions;
“Securities Act” means the Securities Act (Alberta) and the rules, regulations and policies made thereunder, as now in effect and as they may be amended from time to time prior to the Effective Date;
“Support Agreement” means that certain support agreement made as of even date herewith among ExchangeCo, CallCo and Acquiror substantially in the form and content of Exhibit C to the Arrangement Agreement, with such changes thereto as the parties to the Arrangement Agreement, acting reasonably, may agree;
“Trust” means the trust created by this Agreement;
“Trust Estate” means the Acquiror Special Voting Stock, any other securities, the Exchange Right, the Automatic Exchange Rights and any money or other property which may be held by the Trustee from time to time pursuant to this Agreement; and
“Voting Rights” means the voting rights of the Acquiror Special Voting Stock held by the Trustee in respect of which the Beneficiaries are, in accordance with this Agreement, entitled to instruct the Trustee to vote.
1.2 Interpretation Not Affected by Headings, etc.
     The division of this Agreement into articles, sections, subsections and other portions and the insertion of headings are for convenience of reference only and should not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Article”, “Section” or “Subsection” followed by a number refer to the specified Article, Section or Subsection of this Agreement. The terms “this Agreement,” “hereof,” “herein” and “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section, Subsection or other portion hereof.
1.3 Rules of Construction
     Unless otherwise specifically indicated or the context otherwise requires: (a) all references to “dollars” or “$” mean United States dollars, and all cash payments required to be made hereunder shall be in United States dollars; (b) words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders; and (c) “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation.”

1.4 Date for any Action
     In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day.
1.5 Payments
     All payments to be made hereunder will be made without interest and less any tax required by Canadian or United States law to be deducted or withheld.
ARTICLE 2
PURPOSE OF AGREEMENT
2.1 Establishment of Trust
     The purpose of this Agreement is to create the Trust for the benefit of the Beneficiaries and Acquiror, as herein provided. The Trustee will hold the Acquiror Special Voting Stock in order to enable the Trustee to exercise the Voting Rights and will hold the Exchange Right and the Automatic Exchange Rights in order to enable the Trustee to exercise such rights, in each case as trustee for and on behalf of the Beneficiaries as provided in this Agreement. The Trustee will hold the Acquiror Special Voting Stock for and on behalf of Acquiror for all other rights associated with such Acquiror Special Voting Stock other than the Voting Rights.
ARTICLE 3
ACQUIROR SPECIAL VOTING STOCK
3.1 Issue and Ownership of the Acquiror Special Voting Stock
     Acquiror hereby agrees to issue to, and deposit with, the Trustee the Acquiror Special Voting Stock to be hereafter held of record by the Trustee as trustee for and on behalf of, and for the use and benefit of, the Beneficiaries and in accordance with the provisions of this Agreement. Acquiror hereby acknowledges receipt from the Trustee as trustee for and on behalf of the Beneficiaries of good and valuable consideration (and the adequacy thereof) for the issuance of the Acquiror Special Voting Stock by Acquiror to the Trustee. During the term of the Trust and subject to the terms and conditions of this Agreement, the Trustee shall possess and be vested with full legal ownership of such Acquiror Special Voting Stock and shall be entitled to exercise all of the rights and powers of an owner with respect to such Acquiror Special Voting Stock provided that the Trustee shall:
(a)	hold such Acquiror Special Voting Stock and the legal title thereto as trustee solely for the use and benefit of the Beneficiaries in accordance with the provisions of this Agreement; and
(b)	except as specifically authorized by this Agreement, have no power or authority to sell, transfer, vote or otherwise deal in or with such Acquiror Special Voting Stock and such Acquiror Special Voting Stock shall not be used or disposed of by the Trustee for any purpose other than the purposes for which this Trust is created pursuant to this Agreement.

3.2 Legended Share Certificates
     ExchangeCo will cause each certificate representing Exchangeable Shares to bear an appropriate legend notifying the Beneficiaries of their right to instruct the Trustee with respect to the exercise of the portion of the Voting Rights in respect of the Exchangeable Shares held by the Beneficiaries.
3.3 Safe Keeping of Certificate
     The physical certificates representing the Acquiror Special Voting Stock are held by the Trust, and such certificates shall at all times be held in safe keeping by the Trustee or its duly authorized agent.
ARTICLE 4
EXERCISE OF VOTING RIGHTS
4.1 Voting Rights
     The Trustee, as the holder of record of the Acquiror Special Voting Stock forming part of the Trust Estate, shall be entitled to all of the Voting Rights, including the right to vote in person or by proxy the Acquiror Special Voting Stock held by the Trustee on any matter, question, proposal or proposition whatsoever that may properly come before the shareholders of Acquiror at an Acquiror Meeting or in connection with a Acquiror Consent. The Voting Rights shall be and remain vested in and exercised by the Trustee. Subject to Section 6.15:
(a)	the Trustee shall exercise the Voting Rights only on the basis of instructions received pursuant to this Article 4 from Beneficiaries entitled to instruct the Trustee as to the voting thereof at the time at which the Acquiror Meeting is held or a Acquiror Consent is sought; and
(b)	to the extent that no instructions are received from a Beneficiary with respect to the Voting Rights to which such Beneficiary is entitled, the Trustee shall not exercise or permit the exercise of such Voting Rights.
4.2 Number of Votes
     With respect to all meetings of shareholders of Acquiror at which holders of Acquiror Shares are entitled to vote (each, a “Acquiror Meeting”) and with respect to all written consents sought from Acquiror’s shareholders, including the holders of Acquiror Shares (each, a “Acquiror Consent”), each Beneficiary shall be entitled to instruct the Trustee to cast and exercise, in the manner instructed, a number of votes equal to the Equivalent Vote Amount for each Exchangeable Share owned of record by such Beneficiary on the record date established by Acquiror or by applicable law for such Acquiror Meeting or Acquiror Consent, as the case may be (collectively, the “Beneficiary Votes”), in respect of each matter, question, proposal or proposition to be voted on at such Acquiror Meeting or consented to in connection with such Acquiror Consent.
4.3 Mailings to Shareholders
     With respect to each Acquiror Meeting and Acquiror Consent, the Trustee will use its reasonable commercial efforts promptly to mail or cause to be mailed (or otherwise communicate in the same manner as Acquiror utilizes in communications to holders of Acquiror Shares subject to applicable regulatory requirements and provided such manner of communications is reasonably available to the Trustee) to each of the Beneficiaries named in the List, such mailing or communication to commence on the same day as the mailing or notice (or other communication) with respect thereto is commenced by Acquiror to its shareholders:
(a)	a copy of such notice, together with any related materials, including any proxy or information statement, to be provided to shareholders of Acquiror;
(b)	a statement that such Beneficiary is entitled to instruct the Trustee as to the exercise of the Beneficiary Votes with respect to such Acquiror Meeting or Acquiror Consent or, pursuant to Section 4.7, to attend such Acquiror Meeting and to exercise personally thereat the Beneficiary Votes of such Beneficiary;
(c)	a statement as to the manner in which such instructions may be given to the Trustee, including an express indication that instructions may be given to the Trustee to give:
(i)	a proxy to such Beneficiary or its designee to exercise personally the Beneficiary Votes; or
(ii)	a proxy to a designated agent or other representative of the management of Acquiror to exercise such Beneficiary Votes;
(d)	a statement that if no such instructions are received from the Beneficiary, the Beneficiary Votes to which such Beneficiary is entitled will not be exercised;
(e)	a form of direction whereby the Beneficiary may so direct and instruct the Trustee as contemplated herein; and
(f)	a statement of the time and date by which such instructions must be received by the Trustee in order to be binding upon it, which in the case of a Acquiror Meeting shall not be earlier than the close of business on the Business Day immediately prior to the date by which the Corporation has required proxies be deposited for such meeting, and of the method for revoking or amending such instructions.
     For the purpose of determining Beneficiary Votes to which a Beneficiary is entitled in respect of any Acquiror Meeting or Acquiror Consent, the number of Exchangeable Shares owned of record by the Beneficiary shall be determined at the close of business on the record date established by Acquiror or by applicable law for purposes of determining shareholders entitled to vote at such Acquiror Meeting or to give written consent in connection with such Acquiror Consent. Acquiror will notify the Trustee of any decision of the Board of Directors of Acquiror with respect to the calling of any Acquiror Meeting or the seeking of any Acquiror Consent and shall provide all necessary information and materials to the Trustee in each case promptly and in any event in sufficient time to enable the Trustee to perform its obligations contemplated by this Section 4.3.
     The materials referred to in this Section 4.3 are to be provided to the Trustee by Acquiror and the materials referred to in Subsections 4.3(c), 4.3(e) and 4.3(f) shall be subject to reasonable comment by the Trustee in a timely manner. Acquiror shall ensure that the materials to be provided to the Trustee are provided in sufficient time to permit the Trustee to comment as aforesaid and to send all materials to each Beneficiary at the same time as such materials are first sent to holders of Acquiror Shares. Acquiror agrees not to communicate with holders of Acquiror Shares with respect to the materials referred to in this Section 4.3 otherwise than by mail unless such method of communication is also reasonably available to the Trustee for communication with the Beneficiaries. Notwithstanding the foregoing, Acquiror may at its option exercise the duties of the Trustee to deliver copies of all materials to each Beneficiary as required by this Section 4.3 so long as in each case Acquiror delivers a certificate to the Trustee stating that Acquiror has undertaken to perform the obligations of the Trustee set forth in this Section 4.3.
4.4 Copies of Shareholder Information
     Acquiror will deliver to the Trustee copies of all proxy materials (including notices of Acquiror Meetings but excluding proxies to vote Acquiror Shares, and in lieu of such proxies, Acquiror shall deliver to the Trustee a voting information form in form satisfactory to the Trustee, acting reasonably), information statements, reports (including all interim and annual financial statements) and other written communications that, in each case, are to be distributed from time to time to holders of Acquiror Shares in sufficient quantities and in sufficient time so as to enable the Trustee to send those materials to each Beneficiary, to the extent possible, at the same time as such materials are first sent to holders of Acquiror Shares. The Trustee will mail or otherwise send to each Beneficiary, at the expense of Acquiror, copies of all such materials (and all materials specifically directed to the Beneficiaries or to the Trustee for the benefit of the Beneficiaries by Acquiror) received by the Trustee from Acquiror, to the extent possible, at the same time as such materials are sent to holders of Acquiror Shares. The Trustee will make copies of all such materials available for inspection by any Beneficiary at the Trustee’s principal office in Calgary, Alberta. Notwithstanding the foregoing, Acquiror at its option may exercise the duties of the Trustee to deliver copies of all materials to each Beneficiary as required by this Section 4.4 so long as in each case Acquiror delivers a certificate to the Trustee stating that Acquiror has undertaken to perform the obligations set forth in this Section 4.4.
4.5 Other Materials
     As soon as reasonably practicable after receipt by Acquiror or holders of Acquiror Shares (if such receipt is known by Acquiror) of any material sent or given by or on behalf of a third party to holders of Acquiror Shares generally, including dissident proxy and information circulars (and related information and material) and tender and exchange offer circulars (and related information and material), Acquiror shall use its reasonable best efforts to obtain and deliver to the Trustee copies thereof in sufficient quantities so as to enable the Trustee to forward such material (unless the same has been provided directly to Beneficiaries by such third party) to each Beneficiary as soon as possible thereafter. As soon as reasonably practicable after receipt thereof, the Trustee will mail or otherwise send to each Beneficiary, at the expense of Acquiror, copies of all such materials received by the Trustee from Acquiror. The Trustee will also make available for inspection by any Beneficiary at the Trustee’s principal office in Calgary, Alberta copies of all such materials. Notwithstanding the foregoing, Acquiror at its option may exercise the duties of the Trustee to deliver copies of all such materials to each Beneficiary as required by this Section 4.5 so long as in each case Acquiror delivers a certificate to the Trustee stating that Acquiror has undertaken to perform the obligations set forth in this Section 4.5.
4.6 List of Persons Entitled to Vote
     ExchangeCo shall: (a) prior to each annual and special Acquiror Meeting or the seeking of any Acquiror Consent; and (b) forthwith upon each request made at any time by the Trustee in writing, prepare or cause to be prepared a list (a “List”) of the names and addresses of the Beneficiaries arranged in alphabetical order and showing the number of Exchangeable Shares held of record by each such Beneficiary, in each case at the close of business on the date specified by the Trustee in such request or, in the case of a List prepared in connection with a Acquiror Meeting or a Acquiror Consent, at the close of business on the record date established by Acquiror or pursuant to applicable law for determining the holders of Acquiror Shares entitled to receive notice of and/or to vote at such Acquiror Meeting or to give consent in connection with such Acquiror Consent. Each such List shall be delivered to the Trustee promptly after receipt by ExchangeCo of such request or the record date for such meeting or seeking of consent, as the case may be, and in any event within sufficient time as to permit the Trustee to perform its obligations under this Agreement. Acquiror agrees to give ExchangeCo notice (with a copy to the Trustee) of the calling of any Acquiror Meeting or the seeking of any Acquiror Consent by Acquiror or its management, together with the record dates therefor, sufficiently prior to the date of the calling of such meeting or seeking of such consent so as to enable ExchangeCo to perform its obligations under this Section 4.6.
4.7 Entitlement to Direct Votes
     Any Beneficiary named in a List prepared in connection with any Acquiror Meeting or Acquiror Consent will be entitled: (a) to instruct the Trustee in the manner described in Section 4.3 with respect to the exercise of the Beneficiary Votes to which such Beneficiary is entitled; or (b) to attend such meeting and personally exercise thereat (or to personally exercise with respect to any Acquiror Consent), as the proxy of the Trustee, the Beneficiary Votes to which such Beneficiary is entitled.
4.8 Voting by Trustee and Attendance of Trustee Representative at Meeting
(a)	In connection with each Acquiror Meeting and Acquiror Consent, the Trustee shall exercise, either in person or by proxy, in accordance with the instructions received from a Beneficiary pursuant to Section 4.3, the Beneficiary Votes as to which such Beneficiary is entitled to direct the vote (or any lesser number thereof as may be set forth in the instructions); provided, however, that such written instructions are received by the Trustee from the Beneficiary prior to the time and date fixed by the Trustee for receipt of such instruction in the notice given by the Trustee to the Beneficiary pursuant to Section 4.3.
(b)	The Trustee shall cause a representative who is empowered by it to sign and deliver, on behalf of the Trustee, proxies for Voting Rights to attend each Acquiror Meeting. Upon submission by a Beneficiary (or its designee) of identification satisfactory to the Trustee’s representative, and at the Beneficiary’s request, such representative shall sign and deliver to such Beneficiary (or its designee) a proxy to exercise personally the Beneficiary Votes as to which such Beneficiary is otherwise entitled hereunder to direct the vote, if such Beneficiary either: (i) has not previously given the Trustee instructions pursuant to Section 4.3 in respect of such meeting; or (ii) submits to such representative written revocation of any such previous instructions. At such meeting, upon receipt of a proxy from the Trustee’s representative, the Beneficiary exercising such Beneficiary Votes shall have the same rights as the Trustee to speak at the meeting in respect of any matter, question, proposal or proposition, to vote by way of ballot at the meeting in respect of any matter, question, proposal or proposition, and to vote at such meeting by way of a show of hands in respect of any matter, question or proposition.
4.9 Distribution of Written Materials
     Any written materials distributed by or on behalf of the Trustee pursuant to this Agreement shall be sent by mail (or otherwise communicated in the same manner as Acquiror utilizes in communications to holders of Acquiror Shares, subject to applicable regulatory requirements and provided such manner of communications is reasonably available to the Trustee) to each Beneficiary at its address as shown on the books of ExchangeCo. Acquiror agrees not to communicate with holders of Acquiror Shares with respect to such written material otherwise than by mail unless such method of communication is also reasonably available to the Trustee for communication with the Beneficiaries. ExchangeCo shall provide or cause to be provided to the Trustee for purposes of communication, on a timely basis and without charge or other expense:
(a)	a current List; and
(b)	upon the request of the Trustee, mailing labels to enable the Trustee to carry out its duties under this Agreement.
     ExchangeCo’s obligations under this Section 4.9 shall be deemed satisfied to the extent Acquiror exercises its option to perform the duties of the Trustee to deliver copies of materials to each Beneficiary and ExchangeCo provides the required information and materials to Acquiror.
4.10 Termination of Voting Rights
     Except as otherwise provided herein or in the Exchangeable Share Provisions, all of the rights of a Beneficiary with respect to the Beneficiary Votes exercisable in respect of the Exchangeable Shares held by such Beneficiary, including the right to instruct the Trustee as to the voting of or to vote personally such Beneficiary Votes, shall be deemed to be surrendered by the Beneficiary to Acquiror or CallCo, as the case may be, and such Beneficiary Votes and the Voting Rights represented thereby shall cease and be terminated immediately, upon the delivery by such Beneficiary to the Trustee of the certificates representing such Exchangeable Shares in connection with the exercise by the Beneficiary of the Exchange Right or upon the occurrence of the automatic exchange of Exchangeable Shares for Acquiror Shares, as specified in Article 5 (unless, in either case, Acquiror shall not have delivered the Exchangeable Share Consideration deliverable in exchange therefor to the Trustee for delivery to the Beneficiaries), or upon the redemption of Exchangeable Shares pursuant to Article 6 or Article 7 of the Exchangeable Share Provisions, or upon the effective date of the liquidation, dissolution or winding-up of ExchangeCo pursuant to Article 5 of the Exchangeable Share Provisions, or the purchase of Exchangeable Shares from the holder thereof by CallCo pursuant to the exercise by CallCo of the Retraction Call Right, the Redemption Call Right or the Liquidation Call Right, or upon the purchase of Exchangeable Shares from the holders thereof by Acquiror or CallCo pursuant to the exercise by Acquiror or CallCo of the Change of Law Call Right.
ARTICLE 5
EXCHANGE RIGHT AND AUTOMATIC EXCHANGE
5.1 Grant and Ownership of the Exchange Right
     Acquiror hereby grants to the Trustee as trustee for and on behalf of, and for the use and benefit of, the Beneficiaries the right (the “Exchange Right”), upon the occurrence and during the continuance of an Insolvency Event, to require Acquiror to purchase from each or any Beneficiary all or any part of the Exchangeable Shares held by such Beneficiary and the Automatic Exchange Rights, all in accordance with the provisions of this Agreement. Acquiror hereby acknowledges receipt from the Trustee as trustee for and on behalf of the Beneficiaries of good and valuable consideration (and the adequacy thereof) for the grant of the Exchange Right and the Automatic Exchange Rights by Acquiror to the Trustee. During the term of the Trust and subject to the terms and conditions of this Agreement, the Trustee shall possess and be vested with full legal ownership of the Exchange Right and the Automatic Exchange Rights and shall be entitled to exercise all of the rights and powers of an owner with respect to the Exchange Right and the Automatic Exchange Rights, provided that the Trustee shall:

(a)	hold the Exchange Right and the Automatic Exchange Rights and the legal title thereto as trustee solely for the use and benefit of the Beneficiaries in accordance with the provisions of this Agreement; and

(b)	except as specifically authorized by this Agreement, have no power or authority to exercise or otherwise deal in or with the Exchange Right or the Automatic Exchange Rights, and the Trustee shall not exercise any such rights for any purpose other than the purposes for which the Trust is created pursuant to this Agreement.
5.2 Legended Share Certificates
     ExchangeCo will cause each certificate representing Exchangeable Shares to bear an appropriate legend notifying the Beneficiaries of:
(a)	their right to instruct the Trustee with respect to the exercise of the Exchange Right in respect of the Exchangeable Shares held by a Beneficiary; and

(b)	the Automatic Exchange Rights.
5.3 General Exercise of Exchange Right
     The Exchange Right shall be and remain vested in and exercisable by the Trustee. Subject to Section 6.15, the Trustee shall exercise the Exchange Right only on the basis of instructions received pursuant to this Article 5 from Beneficiaries entitled to instruct the Trustee as to the exercise thereof. To the extent that no instructions are received from a Beneficiary with respect to the Exchange Right, the Trustee shall not exercise or permit the exercise of the Exchange Right.
5.4 Purchase Price
     The purchase price payable by Acquiror for each Exchangeable Share to be purchased by Acquiror under the Exchange Right shall be an amount per share equal to the Exchangeable Share Price on the last Business Day prior to the day of closing of the purchase and sale of such Exchangeable Share under the Exchange Right. In connection with each exercise of the Exchange Right, Acquiror shall provide to the Trustee an Officer’s Certificate setting forth the calculation of the Exchangeable Share Price for each Exchangeable Share. The Exchangeable Share Price for each such Exchangeable Share so purchased may be satisfied only by Acquiror delivering or causing to be delivered to the Trustee, on behalf of the relevant Beneficiary, the Exchangeable Share Consideration representing the total Exchangeable Share Price. Upon payment by Acquiror of such purchase price to the Trustee for the benefit of the Beneficiary, the relevant Beneficiary shall cease to have any right to be paid any amount in respect of declared and unpaid dividends on each such Exchangeable Share by ExchangeCo.
5.5 Exercise Instructions
     Subject to the terms and conditions herein set forth, a Beneficiary shall be entitled, upon the occurrence and during the continuance of an Insolvency Event, to instruct the Trustee to exercise the Exchange Right with respect to all or any part of the Exchangeable Shares registered in the name of such Beneficiary on the books of ExchangeCo. To cause the exercise of the Exchange Right by the Trustee, the Beneficiary shall deliver to the Trustee, in person or by certified or registered mail, at its principal office in Calgary, Alberta or at such other places as the Trustee may from time to time designate by written notice to the Beneficiaries, the certificates representing the Exchangeable Shares which such Beneficiary desires Acquiror to purchase, duly endorsed in blank for transfer, and accompanied by such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the ABCA and the by-laws of ExchangeCo and such additional documents and instruments as the Trustee, ExchangeCo and Acquiror may reasonably require together with: (a) a duly completed form of notice of exercise of the Exchange Right, contained on the reverse of or attached to the Exchangeable Share certificates, stating: (i) that the Beneficiary thereby instructs the Trustee to exercise the Exchange Right so as to require Acquiror to purchase from the Beneficiary the number of Exchangeable Shares specified therein; (ii) that such Beneficiary has good title to and owns all such Exchangeable Shares to be acquired by Acquiror free and clear of all liens, claims, security interests and encumbrances; (iii) the names in which the certificates representing Acquiror Shares issuable in connection with the exercise of the Exchange Right are to be issued; and (iv) the names and addresses of the persons to whom such new certificates should be delivered; and (b) payment (or evidence satisfactory to the Trustee, ExchangeCo and Acquiror of payment) of the taxes (if any) payable as contemplated by Section 5.8 of this Agreement. If only a part of the Exchangeable Shares represented by any certificate or certificates delivered to the Trustee are to be purchased by Acquiror under the Exchange Right, a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of ExchangeCo.
5.6 Delivery of Acquiror Shares; Effect of Exercise
     Promptly after the receipt by the Trustee of the certificates representing the Exchangeable Shares which the Beneficiary desires Acquiror to purchase under the Exchange Right, together with such documents and instruments of transfer and a duly completed form of notice of exercise of the Exchange Right (and payment of taxes, if any payable as contemplated by Section 5.8 or evidence thereof), duly endorsed for transfer to Acquiror, the Trustee shall notify Acquiror and ExchangeCo of its receipt of the same, which notice to Acquiror and ExchangeCo shall constitute exercise of the Exchange Right by the Trustee on behalf of the Beneficiary in respect of such Exchangeable Shares, and Acquiror shall promptly thereafter deliver or cause to be delivered to the Trustee, for delivery to the Beneficiary in respect of such Exchangeable Shares (or to such other persons, if any, properly designated by such Beneficiary) the Exchangeable Share Consideration deliverable in connection with the exercise of the Exchange Right; provided, however, that no such delivery shall be made unless and until the Beneficiary requesting the same shall have paid (or provided evidence satisfactory to the Trustee, ExchangeCo and Acquiror of the payment of) the taxes (if any) payable as contemplated by Section 5.8 of this Agreement. Immediately upon the giving of notice by the Trustee to Acquiror and ExchangeCo of the exercise of the Exchange Right, as provided in this Section 5.6, the closing of the transaction of purchase and sale contemplated by the Exchange Right shall be deemed to have occurred, and the Beneficiary of such Exchangeable Shares shall be deemed to have transferred to Acquiror all of such Beneficiary’s right, title and interest in and to such Exchangeable Shares and in the related interest in the Trust Estate and shall cease to be a holder of such Exchangeable Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive his proportionate part of the total purchase price therefor, unless such Exchangeable Share Consideration is not delivered by Acquiror to the Trustee for delivery to such Beneficiary (or to such other person, if any, properly designated by such Beneficiary) within five Business Days of the date of the giving of such notice by the Trustee, in which case the rights of the Beneficiary shall remain unaffected until such Exchangeable Share Consideration is delivered by Acquiror and any cheque included therein is paid. Upon delivery of such Exchangeable Share Consideration by Acquiror to the Trustee, the Trustee shall deliver such Exchangeable Share Consideration to such Beneficiary (or to such other person, if any, properly designated by such Beneficiary). Concurrently with such Beneficiary ceasing to be a holder of Exchangeable Shares, the Beneficiary shall be considered and deemed for all purposes to be the holder of the Acquiror Shares delivered to it pursuant to the Exchange Right.

5.7 Exercise of Exchange Right Subsequent to Retraction
     In the event that a Beneficiary has exercised its right under Article 6 of the Exchangeable Share Provisions to require ExchangeCo to redeem any or all of the Exchangeable Shares held by the Beneficiary (the “Retracted Shares”) and is notified by ExchangeCo pursuant to Section 6.6 of the Exchangeable Share Provisions that ExchangeCo will not be permitted as a result of solvency requirements of applicable law to redeem all such Retracted Shares, and provided that CallCo shall not have exercised the Retraction Call Right with respect to the Retracted Shares and that the Beneficiary has not revoked the retraction request delivered by the Beneficiary to ExchangeCo pursuant to Section 6.7 of the Exchangeable Share Provisions, and provided further that the Trustee has received written notice of same from ExchangeCo or Acquiror, the retraction request will constitute and will be deemed to constitute notice from the Beneficiary to the Trustee instructing the Trustee to exercise the Exchange Right with respect to those Retracted Shares that ExchangeCo is unable to redeem. In any such event, ExchangeCo hereby agrees with the Trustee and in favour of the Beneficiary promptly to forward or cause to be forwarded to the Trustee all relevant materials delivered by the Beneficiary to ExchangeCo or to the transfer agent of the Exchangeable Shares (including a copy of the retraction request delivered pursuant to Section 6.1 of the Exchangeable Share Provisions) in connection with such proposed redemption of the Retracted Shares and the Trustee will thereupon exercise the Exchange Right with respect to the Retracted Shares that ExchangeCo is not permitted to redeem and will require Acquiror to purchase such shares in accordance with the provisions of this Article 5.
5.8 Stamp or Other Transfer Taxes
     Upon any sale of Exchangeable Shares to Acquiror pursuant to the Exchange Right or the Automatic Exchange Rights, the share certificate or certificates representing Acquiror Shares to be delivered in connection with the payment of the purchase price therefor shall be issued in the name of the Beneficiary in respect of the Exchangeable Shares so sold or in such names as such Beneficiary may otherwise direct in writing without charge to the holder of the Exchangeable Shares so sold; provided, however, that such Beneficiary shall pay (and none of Acquiror, ExchangeCo or the Trustee shall be required to pay) any documentary, stamp, transfer or other taxes that may be payable in respect of any transfer involved in the issuance or delivery of such shares to a person other than such Beneficiary.
5.9 Notice of Insolvency Event
     As soon as practicable following the occurrence of an Insolvency Event or any event that with the giving of notice or the passage of time or both would be an Insolvency Event, ExchangeCo and Acquiror shall give written notice thereof to the Trustee. As soon as practicable following the receipt of notice from ExchangeCo and Acquiror of the occurrence of an Insolvency Event, or upon the Trustee becoming aware of an Insolvency Event, the Trustee will mail to each Beneficiary, at the expense of Acquiror (such funds to be received in advance), a notice of such Insolvency Event in the form provided by Acquiror, which notice shall contain a brief statement of the rights of the Beneficiaries with respect to the Exchange Right.
5.10 Qualification of Acquiror Shares and Restriction on Issuance of Acquiror Shares
     Acquiror covenants that if any Acquiror Shares issuable pursuant to the Exchange Right or the Automatic Exchange Rights require registration or qualification with or approval of or the filing of any document, including any prospectus or similar document, or the taking of any proceeding with or the obtaining of any order, ruling or consent from any governmental or regulatory authority under any Canadian or United States federal, provincial, territorial or state law or regulation or pursuant to the rules and regulations of any regulatory authority or the fulfillment of any other Canadian or United States federal, provincial, territorial or state legal requirement before such shares may be issued and delivered by Acquiror to the initial holder thereof or in order that such shares may be freely traded thereafter (other than any restrictions of general application on transfer by reason of a holder being a “control person” of Acquiror for purposes of Canadian provincial securities law or an “affiliate” of Acquiror for purposes of United States federal or state securities law), Acquiror will use its reasonable best efforts and in good faith take all such actions and do all such things as are necessary or desirable to cause such Acquiror Shares to be and remain duly registered, qualified or approved under United States and/or Canadian law, as the case may be, to the extent expressly provided in the Arrangement Agreement. Acquiror will use its reasonable best efforts and in good faith expeditiously take all such actions and do all such things as are reasonably necessary or desirable to cause all Acquiror Shares to be delivered pursuant to the Exchange Right or the Automatic Exchange Rights to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which outstanding Acquiror Shares are listed, quoted or posted for trading at such time.
     Notwithstanding any other provision of the Exchangeable Share Provisions, or any term or provision of this Agreement, the Support Agreement or the Plan of Arrangement, no Acquiror Shares shall be issued (and Acquiror shall not be required to issue any Acquiror Shares) in connection with any liquidation, dissolution or winding-up of the Corporation, or any retraction, redemption or any other exchange, direct or indirect, of Exchangeable Shares, if such issuance of Acquiror Shares would not be permitted by applicable laws.
5.11 Acquiror Shares
     Acquiror hereby represents, warrants and covenants that the Acquiror Shares issuable to Beneficiaries as described herein will be duly authorized and validly issued, fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance.
5.12 Automatic Exchange on Liquidation of Acquiror
(a)	Acquiror will give the Trustee written notice of each of the following events at the time set forth below:
(i)	in the event of any determination by the Board of Directors of Acquiror to institute voluntary liquidation, dissolution or winding-up proceedings with respect to Acquiror or to effect any other distribution of assets of Acquiror among its shareholders for the purpose of winding-up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution; and

(ii)	promptly following the earlier of: (A) receipt by Acquiror of notice of; and (B) Acquiror otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of Acquiror or to effect any other distribution of assets of Acquiror among its shareholders for the purpose of winding-up its affairs, in each case where Acquiror has failed to contest in good faith any such proceeding commenced in respect of Acquiror within 30 days of becoming aware thereof.
(b)	Promptly following receipt by the Trustee from Acquiror of notice of any event (a “Liquidation Event”) contemplated by Subsection 5.12(a), the Trustee will give notice or cause such notice to be given thereof to the Beneficiaries. Such notice shall be provided to the Trustee by Acquiror and shall include a brief description of rights of the

Beneficiaries with respect to the Automatic Exchange Rights provided for in Subsection 5.12(c).

(c)	In order that the Beneficiaries will be able to participate on a pro rata basis with the holders of Acquiror Shares in the distribution of assets of Acquiror in connection with a Liquidation Event, immediately prior to the effective time (the “Liquidation Event Effective Time”) of a Liquidation Event all of the then outstanding Exchangeable Shares shall be automatically exchanged for Acquiror Shares. To effect such automatic exchange, Acquiror shall purchase each Exchangeable Share outstanding immediately prior to the Liquidation Event Effective Time and held by Beneficiaries, and each Beneficiary shall sell the Exchangeable Shares held by such Beneficiary at such time, for a purchase price per share equal to the Exchangeable Share Price applicable at that time. Acquiror shall provide the Trustee with an Officer’s Certificate in connection with any automatic exchange setting forth the calculation of the Exchangeable Share Price for each Exchangeable Share.

(d)	The closing of the transaction of purchase and sale contemplated by the automatic exchange of Exchangeable Shares for Acquiror Shares shall be deemed to have occurred immediately prior to the Liquidation Event Effective Time, and each Beneficiary shall be deemed to have transferred to Acquiror all of the Beneficiary’s right, title and interest in and to such Beneficiary’s Exchangeable Shares and the related interest in the Trust Estate. Any right of each such Beneficiary to receive declared and unpaid dividends from ExchangeCo shall be deemed to be satisfied and discharged and each such Beneficiary shall cease to be a holder of such Exchangeable Shares and Acquiror shall deliver to the Beneficiary the Exchangeable Share Consideration deliverable upon the automatic exchange of Exchangeable Shares. Concurrently with such Beneficiary ceasing to be a holder of Exchangeable Shares, the Beneficiary shall be considered and deemed for all purposes to be the holder of the Acquiror Shares issued pursuant to the automatic exchange of Exchangeable Shares for Acquiror Shares and the certificates held by the Beneficiary previously representing the Exchangeable Shares exchanged by the Beneficiary with Acquiror pursuant to such automatic exchange shall thereafter be deemed to represent Acquiror Shares issued to the Beneficiary by Acquiror pursuant to such automatic exchange. Upon the request of a Beneficiary and the surrender by the Beneficiary of Exchangeable Share certificates deemed to represent Acquiror Shares, duly endorsed in blank and accompanied by such instruments of transfer as Acquiror may reasonably require, Acquiror shall deliver or cause to be delivered to the Beneficiary certificates representing Acquiror Shares of which the Beneficiary is the holder.
5.13 Withholding Rights
     Acquiror, ExchangeCo and the Trustee shall be entitled to deduct and withhold from any consideration otherwise payable under this Agreement to any holder of Exchangeable Shares or Acquiror Shares such amounts as Acquiror, ExchangeCo or the Trustee is required to deduct and withhold with respect to such payment under the Income Tax Act (Canada), the United States Internal Revenue Code of 1986 or any provision of federal, provincial, state, local or foreign tax law, in each case as amended or succeeded. The Trustee may act on the advice of counsel with respect to such matters. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the holder of the shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, Acquiror, ExchangeCo and the Trustee are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to Acquiror, ExchangeCo or the Trustee, as the case may be, to enable it to comply with such deduction or withholding requirement and Acquiror, ExchangeCo or the Trustee shall notify the holder thereof and remit to such holder any unapplied balance of the net proceeds of such sale.
ARTICLE 6
CONCERNING THE TRUSTEE
6.1 Powers and Duties of the Trustee
     The rights, powers, duties and authorities of the Trustee under this Agreement, in its capacity as trustee of the Trust, shall include:
(a)	receipt and deposit of Acquiror Special Voting Stock from Acquiror as trustee for and on behalf of the Beneficiaries and Acquiror in accordance with the provisions of this Agreement;

(b)	granting proxies and distributing materials to Beneficiaries as provided in this Agreement;

(c)	casting and exercising the Beneficiary Votes in accordance with the provisions of this Agreement;

(d)	receiving the grant of the Exchange Right and the Automatic Exchange Rights from Acquiror as trustee for and on behalf of the Beneficiaries in accordance with the provisions of this Agreement;

(e)	exercising the Exchange Right and enforcing the benefit of the Automatic Exchange Rights, in each case in accordance with the provisions of this Agreement, and in connection therewith receiving from Beneficiaries Exchangeable Shares and other requisite documents and distributing to such Beneficiaries Acquiror Shares and cheques, if any, to which such Beneficiaries are entitled upon the exercise of the Exchange Right or pursuant to the Automatic Exchange Rights, as the case may be;

(f)	holding title to the Trust Estate;

(g)	investing any moneys forming, from time to time, a part of the Trust Estate as provided in this Agreement;

(h)	taking action on its own initiative or at the direction of a Beneficiary or Beneficiaries to enforce the obligations of Acquiror and ExchangeCo under this Agreement; and

(i)	taking such other actions and doing such other things as are specifically provided in this Agreement.
     In the exercise of such rights, powers, duties and authorities, the Trustee shall have (and is granted) such incidental and additional rights, powers, duties and authority not in conflict with any of the provisions of this Agreement as the Trustee, acting in good faith and in the reasonable exercise of its discretion, may deem necessary, appropriate or desirable to effect the purpose of the Trust. Any exercise of such discretionary rights, powers, duties and authorities by the Trustee shall be final, conclusive and binding upon all persons.

     The Trustee in exercising its rights, powers, duties and authorities hereunder shall act honestly and in good faith and with a view to the best interests of the Beneficiaries and shall exercise the care, diligence and skill that a reasonably prudent trustee would exercise in comparable circumstances.
     The Trustee shall not be bound to give notice or do or take any act, action or proceeding by virtue of the powers conferred on it hereby unless and until it shall be specifically required to do so under the terms hereof, nor shall the Trustee be required to take any notice of, or to do, or to take any act, action or proceeding as a result of any default or breach of any provision hereunder, unless and until notified in writing of such default or breach, which notices shall distinctly specify the default or breach desired to be brought to the attention of the Trustee, and in the absence of such notice the Trustee may for all purposes of this Agreement conclusively assume that no default or breach has been made in the observance or performance of any of the representations, warranties, covenants, agreements or conditions contained herein.
6.2 No Conflict of Interest
     The Trustee represents to Acquiror and ExchangeCo that at the date of execution and delivery of this Agreement there exists no material conflict of interest in the role of the Trustee as a fiduciary hereunder and the role of the Trustee in any other capacity. The Trustee shall, within 90 days after it becomes aware that such material conflict of interest exists, either eliminate such material conflict of interest or resign in the manner and with the effect specified in Article 9. If, notwithstanding the foregoing provisions of this Section 6.2, the Trustee has such a material conflict of interest, the validity and enforceability of this Agreement shall not be affected in any manner whatsoever by reason only of the existence of such material conflict of interest. If the Trustee contravenes the foregoing provisions of this Section 6.2, any interested party may apply to the Court for an order that the Trustee be replaced as trustee hereunder.
6.3 Dealings with Transfer Agents, Registrars, etc.
     Acquiror and ExchangeCo irrevocably authorize the Trustee, from time to time, to:
(a)	consult, communicate and otherwise deal with the respective registrars and transfer agents, and with any such subsequent registrar or transfer agent, of the Exchangeable Shares and Acquiror Shares; and

(b)	requisition, from time to time: (i) from any such registrar or transfer agent any information readily available from the records maintained by it which the Trustee may reasonably require for the discharge of its duties and responsibilities under this Agreement; and (ii) from the transfer agent of Acquiror Shares, and any subsequent transfer agent of such shares, the share certificates issuable upon the exercise from time to time of the Exchange Right and pursuant to the Automatic Exchange Rights.
     Acquiror and ExchangeCo shall irrevocably authorize their respective registrars and transfer agents to comply with all such requests and confirm to the Trustee that such irrevocable authorization has been given. Acquiror covenants that it will supply, in a timely manner, its transfer agents with duly executed share certificates for the purpose of completing the exercise from time to time of the Exchange Right and the Automatic Exchange Rights.

6.4 Books and Records
     The Trustee shall keep available for inspection by Acquiror and ExchangeCo at the Trustee’s principal office in Calgary, Alberta correct and complete books and records of account relating to the Trust created by this Agreement, including all relevant data relating to mailings and instructions to and from Beneficiaries and all transactions pursuant to the Exchange Right and the Automatic Exchange Rights. On or before January 31 in every year, so long as any Acquiror Shares are on deposit with the Trustee, the Trustee shall transmit to Acquiror and ExchangeCo a brief report, dated as of the preceding December 31, with respect to:
(a)	the property and funds comprising the Trust Estate as of that date;

(b)	the number of exercises of the Exchange Right, if any, and the aggregate number of Exchangeable Shares received by the Trustee on behalf of Beneficiaries in consideration of the issuance by Acquiror of Acquiror Shares and any other Exchangeable Share Consideration in connection with the Exchange Right, during the calendar year ended on such December 31; and

(c)	any action taken by the Trustee in the performance of its duties under this Agreement which it had not previously reported and which, in the Trustee’s opinion, materially affects the Trust Estate.
6.5 Income Tax Returns and Reports
     The Trustee shall, to the extent necessary, prepare and file on behalf of the Trust appropriate United States and Canadian income tax returns and any other returns or reports as may be required by applicable law or pursuant to the rules and regulations of any securities exchange or other trading system through which the Exchangeable Shares are traded; provided that, the Trustee will not be responsible for preparing United States tax returns unless specifically directed by Acquiror and Acquiror will indemnify the Trustee for any costs or damages to the Trustee as a result of Acquiror failing to so direct the preparation of a United States tax return. In connection therewith, the Trustee may obtain the advice and assistance of such experts or advisors as the Trustee reasonably considers necessary or advisable (who may be experts or advisors to Acquiror or ExchangeCo). If requested by the Trustee, Acquiror or ExchangeCo shall retain, at their expense, qualified experts or advisors for the purpose of providing such tax advice or assistance.
6.6 Indemnification Prior to Certain Actions by Trustee
     The Trustee shall exercise any or all of the rights, duties, powers or authorities vested in it by this Agreement at the request, order or direction of any Beneficiary upon such Beneficiary furnishing to the Trustee reasonable funding, security or indemnity against the costs, expenses and liabilities which may be incurred by the Trustee therein or thereby, provided that no Beneficiary shall be obligated to furnish to the Trustee any such security or indemnity in connection with the exercise by the Trustee of any of its rights, duties, powers and authorities with respect to the Acquiror Shares held by the Trustee pursuant to Article 4, subject to Section 6.15, with respect to the Exchange Right pursuant to Article 5, subject to Section 6.15, and with respect to the Automatic Exchange Rights pursuant to Article 5, subject to Section 6.15.
     None of the provisions contained in this Agreement shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the exercise of any of its rights, powers, duties, or authorities unless funded, given security or indemnified as aforesaid.

6.7 Action of Beneficiaries
     No Beneficiary shall have the right to institute any action, suit or proceeding or to exercise any other remedy authorized by this Agreement for the purpose of enforcing any of its rights or for the execution of any trust or power hereunder unless the Beneficiary has requested the Trustee to take or institute such action, suit or proceeding and furnished the Trustee with the funding, security or indemnity referred to in Section 6.6 and the Trustee shall have failed to act within a reasonable time thereafter. In such case, but not otherwise, the Beneficiary shall be entitled to take proceedings in any court of competent jurisdiction such as the Trustee might have taken; it being understood and intended that no one or more Beneficiaries shall have any right in any manner whatsoever to affect, disturb or prejudice the rights hereby created by any such action, or to enforce any right hereunder or the Voting Rights, the Exchange Rights or the Automatic Exchange Rights except subject to the conditions and in the manner herein provided, and that all powers and trusts hereunder shall be exercised and all proceedings at law shall be instituted, had and maintained by the Trustee, except only as herein provided, and in any event for the equal benefit of all Beneficiaries.
6.8 Reliance Upon Declarations
     The Trustee shall not be considered to be in contravention of any of its rights, powers, duties and authorities hereunder if, when required, it acts and relies in good faith upon statutory declarations, certificates, opinions, Lists, reports or other papers or documents furnished pursuant to the provisions hereof or required by the Trustee to be furnished to it in the exercise of its rights, powers, duties and authorities hereunder if such statutory declarations, certificates, opinions, Lists, reports or other papers or documents comply with the provisions of Section 6.9, if applicable, and with any other applicable provisions of this Agreement.
6.9 Evidence and Authority to Trustee
     Acquiror and/or ExchangeCo shall furnish to the Trustee evidence of compliance with the conditions provided for in this Agreement relating to any action or step required or permitted to be taken by Acquiror and/or ExchangeCo or the Trustee under this Agreement or as a result of any obligation imposed under this Agreement, including in respect of the Voting Rights or the Exchange Right or the Automatic Exchange Rights and the taking of any other action to be taken by the Trustee at the request of or on the application of Acquiror and/or ExchangeCo promptly if and when:
(a)	such evidence is required by any other section of this Agreement to be furnished to the Trustee in accordance with the terms of this Section 6.9; or

(b)	the Trustee, in the exercise of its rights, powers, duties and authorities under this Agreement, gives Acquiror and/or ExchangeCo written notice requiring it to furnish such evidence in relation to any particular action or obligation specified in such notice.
     Such evidence shall consist of an Officer’s Certificate of Acquiror and/or ExchangeCo or a statutory declaration or a certificate made by persons entitled to sign an Officer’s Certificate stating that any such condition has been complied with in accordance with the terms of this Agreement.
     Whenever such evidence relates to a matter other than the Voting Rights or the Exchange Right or the Automatic Exchange Rights or the taking of any other action to be taken by the Trustee at the request or on the application of Acquiror and/or ExchangeCo, and except as otherwise specifically provided herein, such evidence may consist of a report or opinion of any solicitor, attorney, auditor, accountant, appraiser, valuer, engineer or other expert or any other person whose qualifications give authority to a statement made by him, provided that if such report or opinion is furnished by a director, officer or employee of Acquiror and/or ExchangeCo it shall be in the form of an Officer’s Certificate or a statutory declaration.
     Each statutory declaration, Officer’s Certificate, opinion or report furnished to the Trustee as evidence of compliance with a condition provided for in this Agreement shall include a statement by the person giving the evidence:
(c)	declaring that such person has read and understands the provisions of this Agreement relating to the condition in question;

(d)	describing the nature and scope of the examination or investigation upon which such person based the statutory declaration, certificate, statement or opinion; and

(e)	declaring that such person has made such examination or investigation as such person believes is necessary to enable such person to make the statements or give the opinions contained or expressed therein.
6.10 Experts, Advisers and Agents
     The Trustee may:
(a)	in relation to these presents act and rely on the opinion or advice of or information obtained from any solicitor, attorney, auditor, accountant, appraiser, valuer, engineer or other expert, whether retained by the Trustee or by Acquiror and/or ExchangeCo or otherwise, and may retain or employ such assistants as may be necessary to the proper discharge of its powers and duties and determination of its rights hereunder and may pay proper and reasonable compensation for all such legal and other advice or assistance as aforesaid; and

(b)	employ such agents and other assistants as it may reasonably require for the proper determination and discharge of its powers and duties hereunder, and may pay reasonable remuneration for all services performed for it (and shall be entitled to receive reasonable remuneration for all services performed by it) in the discharge of the trusts hereof and compensation for all disbursements, costs and expenses made or incurred by it in the discharge of its duties hereunder and in the management of the Trust.
6.11 Investment of Moneys Held by Trustee
     Unless otherwise provided in this Agreement, any moneys held by or on behalf of the Trustee which under the terms of this Agreement may or ought to be invested or which may be on deposit with the Trustee or which may be in the hands of the Trustee may be invested and reinvested in the name or under the control of the Trustee, in trust for Acquiror, in securities in which, under the laws of the Province of Alberta, trustees are authorized to invest trust moneys, provided that such securities are stated to mature within two years after their purchase by the Trustee, and the Trustee shall so invest such moneys on the written direction of ExchangeCo. Pending the investment of any moneys as hereinbefore provided, such moneys may be deposited in the name of the Trustee in any chartered bank in Canada or, with the consent of ExchangeCo, in the deposit department of the Trustee or any other loan or trust company authorized to accept deposits under the laws of Canada or any province thereof at the rate of interest then current on similar deposits.

6.12 Trustee Not Required to Give Security
     The Trustee shall not be required to give any bond or security in respect of the execution of the trusts, rights, duties, powers and authorities of this Agreement or otherwise in respect of the premises.
6.13 Trustee Not Bound to Act on Request
     Except as in this Agreement otherwise specifically provided, the Trustee shall not be bound to act in accordance with any direction or request of Acquiror and/or ExchangeCo or of the directors thereof until a duly authenticated copy of the instrument or resolution containing such direction or request shall have been delivered to the Trustee, and the Trustee shall be empowered to act and rely upon any such copy purporting to be authenticated and believed by the Trustee to be genuine. The Trustee shall retain the right not to act and shall not be liable for refusing to act if, due to a lack of information or for any other reason whatsoever, the Trustee, in its sole judgment, determines that such act might cause it to be in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline. Further, should the Trustee, in its sole judgment, determine at any time that its acting under this Agreement has resulted in its being in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline, then it shall have the right to resign on ten days written notice to the other parties to this Agreement, provided that: (a) the Trustee’s written notice shall describe the circumstances of such non-compliance; and (b) if such circumstances are rectified to the Trustee’s satisfaction within such 10 day period, then such resignation shall not be effective.
6.14 Authority to Carry on Business
     The Trustee represents to Acquiror and ExchangeCo that at the date of execution and delivery by it of this Agreement it is authorized to carry on the business of a trust company in each of the Provinces of Canada but if, notwithstanding the provisions of this Section 6.14, it ceases to be so authorized to carry on business, the validity and enforceability of this Agreement and the Voting Rights, the Exchange Right and the Automatic Exchange Rights shall not be affected in any manner whatsoever by reason only of such event but the Trustee shall, within 90 days after ceasing to be authorized to carry on the business of a trust company in any province of Canada, either become so authorized or resign in the manner and with the effect specified in Article 9.
6.15 Conflicting Claims
     If conflicting claims or demands are made or asserted with respect to any interest of any Beneficiary in any Exchangeable Shares, including any disagreement between the heirs, representatives, successors or assigns succeeding to all or any part of the interest of any Beneficiary in any Exchangeable Shares, resulting in conflicting claims or demands being made in connection with such interest, then the Trustee shall be entitled, at its sole discretion, to refuse to recognize or to comply with any such claims or demands. In so refusing, the Trustee may elect not to exercise any Voting Rights, Exchange Right or Automatic Exchange Rights subject to such conflicting claims or demands and, in so doing, the Trustee shall not be or become liable to any person on account of such election or its failure or refusal to comply with any such conflicting claims or demands. The Trustee shall be entitled to continue to refrain from acting and to refuse to act until:
(a)	the rights of all adverse claimants with respect to the Voting Rights, Exchange Right or Automatic Exchange Rights subject to such conflicting claims or demands have been adjudicated by a final judgment of a court of competent jurisdiction and all rights of appeal have expired; or

(b)	all differences with respect to the Voting Rights, Exchange Right or Automatic Exchange Rights subject to such conflicting claims or demands have been conclusively settled by a valid written agreement binding on all such adverse claimants, and the Trustee shall have been furnished with an executed copy of such agreement certified to be in full force and effect.
     If the Trustee elects to recognize any claim or comply with any demand made by any such adverse claimant, it may in its discretion require such claimant to furnish such surety bond or other security satisfactory to the Trustee as it shall deem appropriate to fully indemnify it as between all conflicting claims or demands.
6.16 Acceptance of Trust
     The Trustee hereby accepts the Trust created and provided for by and in this Agreement and agrees to perform the same upon the terms and conditions herein set forth and to hold all rights, privileges and benefits conferred hereby and by law in trust for the various persons who shall from time to time be Beneficiaries, subject to all the terms and conditions herein set forth.
6.17 Maintenance of Office or Agency
     Acquiror will maintain in Calgary, Alberta an office or agency where certificates representing Exchangeable Shares may be presented or surrendered for exchange by Beneficiaries and where notices and demands to or upon Acquiror or ExchangeCo in respect of the Exchangeable Shares may be served. Acquiror will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time Acquiror shall fail to maintain any such office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be served at the Corporate Trust Office of the Trustee, and Acquiror and ExchangeCo hereby appoint the Trustee as their agent to receive all such presentations, surrenders, notices and demands. Furthermore, copies of all Acquiror proxy materials will be made available for inspection by any Beneficiary at such office or agency.
6.18 Third Party Interests
     Each party to this Agreement hereby represents to the Trustee that any account to be opened by, or interest to be held by the Trustee in connection with this Agreement, for or to the credit of such party, either (i) is not intended to be used by or on behalf of any third party; or (ii) is intended to be used by or on behalf of a third party, in which case such party hereto agrees to complete and execute forthwith a declaration in the Trustee’s prescribed form as to the particulars of such third party.
6.19 Privacy
     The parties acknowledge that Canadian federal and/or provincial legislation that addresses the protection of individuals’ personal information (collectively, “Privacy Laws”) applies to obligations and activities under this Agreement. Despite any other provision of this Agreement, no party shall take or direct any action that would contravene, or cause the others to contravene, applicable Privacy Laws. The parties shall, prior to transferring or causing to be transferred personal information to the Trustee, obtain and retain required consents of the relevant individuals to the collection, use and disclosure of their personal information, or shall have determined that such consents either have previously been given upon which the parties can rely or are not required under the Privacy Laws. The Trustee shall use commercially reasonable efforts to ensure that its services hereunder comply with Privacy Laws. Specifically, the Trustee agrees: (a) to have a designated chief privacy officer; (b) to maintain policies and procedures to protect personal information and to receive and respond to any privacy complaint or inquiry; (c) to use personal information solely for the purposes of providing its services under or ancillary to this Agreement and not to use it for any other purpose except with the consent of or direction from the other parties or the individual involved; (d) not to sell or otherwise improperly disclose personal information to any third party; and (e) to employ administrative, physical and technological safeguards to reasonably secure and protect personal information against loss, theft, or unauthorized access, use or modification.
ARTICLE 7
COMPENSATION
7.1 Fees and Expenses of the Trustee
     Acquiror and ExchangeCo jointly and severally agree to pay the Trustee reasonable compensation for all of the services rendered by it under this Agreement and will reimburse the Trustee for all reasonable expenses (including taxes other than taxes based on the net income of the Trustee, fees paid to legal counsel and other experts and advisors and travel expenses) and disbursements, including the cost and expense of any suit or litigation of any character and any proceedings before any governmental agency reasonably incurred by the Trustee in connection with its duties under this Agreement; provided that Acquiror and ExchangeCo shall have no obligation to reimburse the Trustee for any expenses or disbursements paid, incurred or suffered by the Trustee in any suit or litigation in which the Trustee is determined to have acted in bad faith or with gross negligence, recklessness or wilful misconduct.
ARTICLE 8
INDEMNIFICATION AND LIMITATION OF LIABILITY
8.1 Indemnification of the Trustee
     Acquiror and ExchangeCo jointly and severally agree to indemnify and hold harmless the Trustee and each of its directors, officers, employees and agents appointed and acting in accordance with this Agreement (collectively, the “Indemnified Parties”) against all claims, losses, damages, reasonable costs, penalties, fines and reasonable expenses (including reasonable expenses of the Trustee’s legal counsel) which, without fraud, gross negligence, recklessness, wilful misconduct or bad faith on the part of such Indemnified Party, may be paid, incurred or suffered by the Indemnified Party by reason or as a result of the Trustee’s acceptance or administration of the Trust, its compliance with its duties set forth in this Agreement, or any written or oral instruction delivered to the Trustee by Acquiror or ExchangeCo pursuant hereto.
     In no case shall Acquiror or ExchangeCo be liable under this indemnity for any claim against any of the Indemnified Parties unless Acquiror and ExchangeCo shall be notified by the Trustee of the written assertion of a claim or of any action commenced against the Indemnified Parties, promptly after any of the Indemnified Parties shall have received any such written assertion of a claim or shall have been served with a summons or other first legal process giving information as to the nature and basis of the claim. Subject to (ii) below, Acquiror and ExchangeCo shall be entitled to participate at their own expense in the defense and, if Acquiror and ExchangeCo so elect at any time after receipt of such notice, either of them may assume the defense of any suit brought to enforce any such claim. The Trustee shall have the right to employ separate counsel in any such suit and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Trustee unless: (i) the employment of such counsel has been authorized by Acquiror or ExchangeCo; or (ii) the named parties to any such suit include both the Trustee and Acquiror or ExchangeCo and the Trustee shall have been advised by counsel acceptable to Acquiror or ExchangeCo that there may be one or more legal defenses available to the Trustee that are different from or in addition to those available to Acquiror or ExchangeCo and that, in the judgment of such counsel, would present a conflict of interest were a joint representation to be undertaken (in which case Acquiror and ExchangeCo shall not have the right to assume the defense of such suit on behalf of the Trustee but shall be liable to pay the reasonable fees and expenses of counsel for the Trustee). This indemnity shall survive the termination of this Agreement and the resignation or removal of the Trustee.
8.2 Limitation of Liability
     The Trustee shall not be held liable for any loss which may occur by reason of depreciation of the value of any part of the Trust Estate or any loss incurred on any investment of funds pursuant to this Agreement, except to the extent that such loss is attributable to the fraud, gross negligence, recklessness, wilful misconduct or bad faith on the part of the Trustee.
ARTICLE 9
CHANGE OF TRUSTEE
9.1 Resignation
     The Trustee, or any trustee hereafter appointed, may at any time resign by giving written notice of such resignation to Acquiror and ExchangeCo specifying the date on which it desires to resign, provided that such notice shall not be given less than 30 days before such desired resignation date unless Acquiror and ExchangeCo otherwise agree and provided further that such resignation shall not take effect until the date of the appointment of a successor trustee and the acceptance of such appointment by the successor trustee. Upon receiving such notice of resignation, Acquiror and ExchangeCo shall promptly appoint a successor trustee, which shall be a corporation organized and existing under the laws of Canada or any Province thereof, by written instrument in duplicate, one copy of which shall be delivered to the resigning trustee and one copy to the successor trustee. Failing the appointment and acceptance of a successor trustee, a successor trustee may be appointed by order of a court of competent jurisdiction upon application of one or more of the parties to this Agreement. If the retiring trustee is the party initiating an application for the appointment of a successor trustee by order of a court of competent jurisdiction, Acquiror and ExchangeCo shall be jointly and severally liable to reimburse the retiring trustee for its legal costs and expenses in connection with same.
9.2 Removal
     The Trustee, or any trustee hereafter appointed, may (provided a successor trustee is appointed) be removed at any time on not less than 30 days’ prior notice by written instrument executed by Acquiror and ExchangeCo, in duplicate, one copy of which shall be delivered to the trustee so removed and one copy to the successor trustee.
9.3 Successor Trustee
     Any successor trustee appointed as provided under this Agreement shall execute, acknowledge and deliver to Acquiror and ExchangeCo and to its predecessor trustee an instrument accepting such appointment. Thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor under this Agreement, with the like effect as if originally named as trustee in this Agreement. However, on the written request of Acquiror and ExchangeCo or of the successor trustee, the trustee ceasing to act shall, upon payment of any amounts then due it pursuant to the provisions of this Agreement, execute and deliver an instrument transferring to such successor trustee all the rights and powers of the trustee so ceasing to act. Upon the request of any such successor trustee, Acquiror, ExchangeCo and such predecessor trustee shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor trustee all such rights and powers.
9.4 Notice of Successor Trustee
     Upon acceptance of appointment by a successor trustee as provided herein, Acquiror and ExchangeCo shall cause to be mailed notice of the succession of such trustee hereunder to each Beneficiary specified in a List. If Acquiror or ExchangeCo shall fail to cause such notice to be mailed within ten days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be mailed at the expense of Acquiror and ExchangeCo.
ARTICLE 10
ACQUIROR SUCCESSORS
10.1 Certain Requirements in Respect of Combination, etc.
     Acquiror shall not consummate any transaction (whether by way of reconstruction, reorganization, consolidation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other person or, in the case of a merger, of the continuing corporation resulting therefrom unless, but may do so if:
(a)	such other person or continuing corporation (herein called the “Acquiror Successor”), by operation of law, becomes, without more, bound by the terms and provisions of this Agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, a trust agreement supplemental hereto and such other instruments (if any) as are satisfactory to the Trustee, acting reasonably, and in the opinion of legal counsel to the Trustee are reasonably necessary or advisable to evidence the assumption by the Acquiror Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such Acquiror Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of Acquiror under this Agreement; and

(b)	such transaction shall be upon such terms and conditions as substantially to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the Trustee or of the Beneficiaries hereunder.
10.2 Vesting of Powers in Successor
     Whenever the conditions of Section 10.1 have been duly observed and performed, the Trustee, Acquiror Successor and ExchangeCo shall, if required by Section 10.1, execute and deliver the supplemental trust agreement provided for in Article 11 and thereupon Acquiror Successor shall possess and from time to time may exercise each and every right and power of Acquiror under this Agreement in the name of Acquiror or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the Board of Directors of Acquiror or any officers of Acquiror may be done and performed with like force and effect by the directors or officers of such Acquiror Successor.
10.3 Wholly-Owned Subsidiaries
     Nothing herein shall be construed as preventing the amalgamation or merger of any wholly-owned direct or indirect subsidiary of Acquiror with or into Acquiror or the winding-up, liquidation or dissolution of any wholly-owned subsidiary of Acquiror provided that all of the assets of such subsidiary are transferred to Acquiror or another wholly-owned direct or indirect subsidiary of Acquiror and any such transactions are expressly permitted by this Article 10.
10.4 Successor Transaction
     Notwithstanding the foregoing provisions of this Article 10, in the event of an Acquiror Control Transaction:
(a)	in which Acquiror merges or amalgamates with, or in which all or substantially all of the then outstanding Acquiror Shares are acquired by, one or more other corporations to which Acquiror is, immediately before such merger, amalgamation or acquisition, “related’’ within the meaning of the Income Tax Act (Canada) (otherwise than by virtue of a right referred to in paragraph 251(5)(b) thereof);

(b)	which does not result in an acceleration of the Redemption Date in accordance with paragraph (b) of that definition; and

(c)	in which all or substantially all of the then outstanding Acquiror Shares are converted into or exchanged for shares or rights to receive such shares (the “Other Shares”) of another corporation (the “Other Corporation”) that, immediately after such Acquiror Control Transaction, owns or controls, directly or indirectly, Acquiror, then: (i) all references herein to “Acquiror” shall thereafter be and be deemed to be references to “Other Corporation’’ and all references herein to “Acquiror Shares’’ shall thereafter be and be deemed to be references to “Other Shares’’ (with appropriate adjustments, if any, as are required to result in a holder of Exchangeable Shares on the exchange, redemption or retraction of such shares pursuant to the Exchangeable Share Provisions or Article 8 of the Plan of Arrangement or exchange of such shares pursuant to this Agreement immediately subsequent to the Acquiror Control Transaction being entitled to receive that number of Other Shares equal to the number of Other Shares such holder of Exchangeable Shares would have received if the exchange, redemption or retraction of such shares pursuant to the Exchangeable Share Provisions or Article 8 of the Plan of Arrangement, or exchange of such shares pursuant to this Agreement had occurred immediately prior to the Acquiror Control Transaction and the Acquiror Control Transaction was completed) without any need to amend the terms and conditions of this Agreement and without any further action required; and (ii) Acquiror shall cause the Other Corporation to deposit one or more voting securities of such Other Corporation to allow Beneficiaries to exercise voting rights in respect of the Other Corporation substantially similar to those provided for in this Agreement.
ARTICLE 11
AMENDMENTS AND SUPPLEMENTAL TRUST AGREEMENTS
11.1 Amendments, Modifications, etc.
     This Agreement may not be amended or modified except by an agreement in writing executed by Acquiror, ExchangeCo and the Trustee and approved by the Beneficiaries in accordance with Section 10.2 of the Exchangeable Share Provisions.
11.2 Ministerial Amendments
     Notwithstanding the provisions of Section 11.1, the parties to this Agreement may in writing, at any time and from time to time, without the approval of the Beneficiaries, amend or modify this Agreement for the purposes of

(a)	adding to the covenants of any or all parties hereto for the protection of the Beneficiaries hereunder provided that the Board of Directors of each of ExchangeCo and Acquiror shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the Beneficiaries;

(b)	making such amendments or modifications not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the Board of Directors of each of Acquiror and ExchangeCo and in the opinion of the Trustee, having in mind the best interests of the Beneficiaries it may be expedient to make, provided that such Boards of Directors and the Trustee, acting on the advice of counsel, shall be of the opinion that such amendments and modifications will not be prejudicial to the interests of the Beneficiaries; or

(c)	making such changes or corrections which are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the Trustee, acting on the advice of counsel, and the Board of Directors of each of Acquiror and ExchangeCo shall be of the opinion that such changes or corrections will not be prejudicial to the rights and interests of the Beneficiaries.
11.3 Meeting to Consider Amendments
     ExchangeCo, at the request of Acquiror, shall call a meeting or meetings of the Beneficiaries for the purpose of considering any proposed amendment or modification requiring approval pursuant hereto. Any such meeting or meetings shall be called and held in accordance with the by-laws of ExchangeCo, the Exchangeable Share Provisions and all applicable laws; provided that any such meeting shall only be called for a bona fide business purpose and not for the principle purpose of causing a Redemption Date (as defined in the Exchangeable Share Provisions) to occur or transpire.
11.4 Changes in Capital of Acquiror and ExchangeCo
     At all times after the occurrence of any event contemplated pursuant to Sections 2.7 or 2.8 of the Support Agreement or otherwise, as a result of which either Acquiror Shares or the Exchangeable Shares or both are in any way changed, this Agreement shall forthwith be deemed amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which Acquiror Shares or the Exchangeable Shares or both are so changed.
11.5 Execution of Supplemental Trust Agreements
     No amendment to or modification or waiver of any of the provisions of this Agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto. From time to time ExchangeCo, Acquiror and the Trustee may, subject to the provisions of these presents, and they shall, when so directed by these presents, execute and deliver by their proper officers, trust agreements or other instruments supplemental hereto, which thereafter shall form part hereof, for any one or more of the following purposes:
(a)	evidencing the succession of Acquiror Successors and the covenants of and obligations assumed by each such Acquiror Successor in accordance with the provisions of Article 10 and the successors of any successor trustee in accordance with the provisions of Article 9;

(b)	making any additions to, deletions from or alterations of the provisions of this Agreement or the Voting Rights, the Exchange Right or the Automatic Exchange Rights which, in the opinion of the Trustee, will not be prejudicial to the interests of the Beneficiaries or are, in the opinion of counsel to the Trustee, necessary or advisable in order to incorporate, reflect or comply with any legislation the provisions of which apply to Acquiror, ExchangeCo, the Trustee or this Agreement; and
(c)	for any other purposes not inconsistent with the provisions of this Agreement, including to make or evidence any amendment or modification to this Agreement as contemplated hereby, provided that, in the opinion of the Trustee, the rights of the Trustee and Beneficiaries will not be prejudiced thereby.
ARTICLE 12
TERMINATION
12.1 Term
     The Trust created by this Agreement shall continue until the earliest to occur of the following events:
(a)	no outstanding Exchangeable Shares are held by a Beneficiary;

(b)	each of Acquiror and ExchangeCo elects in writing to terminate the Trust and such termination is approved by the Beneficiaries in accordance with Section 10.2 of the Exchangeable Share Provisions; and

(c)	21 years after the death of the last survivor of the descendants of His Majesty King George VI of Canada and the United Kingdom of Great Britain and Northern Ireland living on the date of the creation of the Trust.
12.2 Survival of Agreement
     This Agreement shall survive any termination of the Trust and shall continue until there are no Exchangeable Shares outstanding held by a Beneficiary; provided, however, that the provisions of Article 7 and Article 8 shall survive any such termination of this Agreement.
ARTICLE 13
GENERAL
13.1 Severability
     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

13.2 Assignment
     No party hereto may assign this Agreement or any of its rights, interests or obligations under this Agreement (whether by operation of law or otherwise) except that ExchangeCo may assign in its sole discretion, any or all of its rights, interests and obligations hereunder to any wholly-owned subsidiary of Acquiror.
13.3 Binding Effect
     Subject to Section 13.2, this Agreement and the Arrangement shall be binding upon, enure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns and to the benefit of the Beneficiaries.
13.4 Notices to Parties
     All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, telecopied (which is confirmed) or dispatched (postage prepaid) to a nationally recognized overnight courier service with overnight delivery instructions, in each case addressed to the particular party at:
(a)	if to Acquiror or ExchangeCo, at:

c/o Magnum Hunter Resources Corporation

777 Post Oak Blvd, Suite 650

Houston, Texas 77056

Attention: Paul M. Johnston

Senior Vice President and General Counsel

Facsimile Number: (832) 369-6992

(b)	if to the Trustee, at:

[•] Trust Company

[•]

[•]

Attention: [•]

Facsimile Number: [•]
or at such other address of which any party may, from time to time, advise the other parties by notice in writing given in accordance with the foregoing.
13.5 Notice to Beneficiaries
     Any and all notices to be given and any documents to be sent to any Beneficiaries may be given or sent to the address of such Beneficiary shown on the register of holders of Exchangeable Shares in any manner permitted by the by-laws of ExchangeCo from time to time in force in respect of notices to shareholders and shall be deemed to be received (if given or sent in such manner) at the time specified in such by-laws, the provisions of which by-laws shall apply mutatis mutandis to notices or documents as aforesaid sent to such Beneficiaries.

13.6 Counterparts
     This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
13.7 Governing Laws; Consent to Jurisdiction
     This Agreement shall be governed by and construed in accordance with the laws of Alberta. Each party hereby irrevocably attorns to the jurisdiction of the courts of Alberta in respect of all matters arising under or in relation to this Agreement.
     IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of the date first above written.

MAGNUM HUNTER RESOURCES CORPORATION
By:
Name:
Title:

MHR EXCHANGECO CORPORATION
By:
Name:
Title:

[•] TRUST COMPANY
By:
Name:
Title:

By:
Name:
Title: